Exhibit 23.8

Micon International Limited
Suite 900 - 390 Bay Street
Toronto, Ontario
M5H 2Y2

January 22, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Kimber Resources Inc. (the "Company") filing of a Registration Statement on Form F-3 dated January 22, 2013 (the "Registration Statement")

We refer to our report entitled "Updated Mineral Resource Estimate for the Carmen Deposit, Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated December 7, 2012 with an effective date of October 23, 2012 and our report entitled "Updated Preliminary Assessment of the Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated July 22, 2011 (together, the "Reports") referenced in the Registration Statement.

We hereby consent to the use of our name and the Reports, and summaries thereof, in the Registration Statement.

We confirm that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within our knowledge as a result of the services we performed in connection with such Reports.

Yours truly,

MICON INTERNATIONAL LIMITED

Per:

/s/ Christopher Jacobs
Christopher Jacobs, CEng MIMMM
Vice President